EXHIBIT 23.2
[Moss Adams LLP Letterhead]

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2016, relating to the consolidated financial statements of FS Bancorp, Inc. and subsidiary, which report appears in the Annual Report on Form 10‑K of FS Bancorp, Inc. for the year ended December 31, 2015, and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Everett, Washington
January 27, 2017